Exhibit 99.1

American Eagle Energy Announces Operations Update

DENVER, CO—September 24, 2014—American Eagle Energy Corporation (NYSE MKT: AMZG) (“American Eagle” or the “Company”), announces an operations update and production guidance for the Company’s operated well development in its Spyglass Project area in northwestern Divide County, North Dakota.

Highlights

•	American Eagle added 7 gross (5.2 net) operated wells to production during third quarter of 2014, including a 4-well pad with 3.5 net wells that have recently been placed on production;
•	Eli 8-1E well (Bakken long lateral) produced an average of approximately 398 barrels of oil equivalent per day (“BOEPD”) during the first 25 days;
•	Net production for third quarter 2014 is estimated to average approximately 2,100 to 2,200 BOEPD, impacted by 4-well pad being added to production approximately one month later in the quarter;
•	Exit rate production for 2014 should range between 2,700 to over 3,000 BOEPD. The new exit rate range guidance is the result of the Company’s decision to focus on controlling costs to the extent possible by increasing pad development and avoiding stimulation of wells during the coldest part of winter.

Third Quarter 2014 - Well Development Activity

American Eagle added 7 gross (5.2 net) operated wells to production during third quarter 2014. The James 15-20 (Three Forks long lateral) and Annie 15-32 (Thee Forks short lateral) wells were added to production during late July 2014 and during the first 30 days produced approximately 366 BOEPD and 216 BOEPD, respectively. The Eli 8-1E well (Bakken long lateral) was added to production in late August and produced an average of 398 BOEPD during the first 25 days. The Eli 8-1E is the first well in the field with a full slickwater stimulation. The revised stimulation costs approximately $250,000 more than the hybrid design. The initial production results look encouraging, especially in terms of improving Bakken performance in the area, although further monitoring is needed to quantify the benefits.

The Company completed drilling the 4-well development pad (3.5 net wells) in late June. The pad is located in a spacing unit between the recently completed Eli 8-1E and Murielle 16-1E to the east and the Bryce 3-2 well to the west. The wells have been stimulated, cleaned out and put on pump. The estimated total average cost to drill, complete and equip each well was approximately $5.8 million with a range of approximately $5.5 million to $6.1 million. The wells are cleaning up and displaying similar early time behavior to the offset producers. The Company anticipates reporting stabilized production results within 30 days.

Operated Well Development Guidance

American Eagle currently has 2 gross (0.8 net) operated wells (Skjermo 2-14 and Donald 15-33S) that have been stimulated and are being prepped for production and 1 gross (0.8 net) operated well (Rick 13-31) that is scheduled for completion in early October. One rig is currently drilling the first well on a 2-well development pad. The second rig is currently being replaced by a newer rig and is expected to resume drilling by the end of October.

Production Volume Guidance

The Company estimates that average third quarter 2014 production will be approximately 2,100 to 2,200 BOEPD. The delay in bringing on the 4-well pad with high working interests reduced the average production in the current quarter by approximately 300 BOEPD.

American Eagle’s goal for 2014 was to exit the year at or above 3,000 BOEPD. The Company believes that goal could be achieved prior to the end of the year. Depending upon timing of well completions scheduled for the fourth quarter of 2014, the exit rate for 2014 should range between 2,700 to over 3,000 BOEPD. The new exit rate range guidance is the result of the Company’s decision to focus on controlling costs, to the extent possible, by increasing pad development and avoiding stimulation of wells during the coldest part of winter. The early onset of severe weather could impact the rate by limiting completions in December.

USG Midstream estimates its gas line to the Tioga processing facility will be operational in October 2014. If so, the Company could achieve full gas sales from connected operated wells during the fourth quarter of 2014.

Commodity Hedges

The Company closed out of its previous commodity hedges in conjunction with its debt refinancing on August 27, 2014, at a cost of $7.2 million. New crude oil hedges were put in place that average $90.40 per barrel with average daily hedged volumes of approximately 1,600 barrels of oil per day for fourth quarter 2014 and an average of $89.52 per barrel with average daily hedged volumes of approximately 1,000 barrels of oil per day for 2015.

ABOUT AMERICAN EAGLE ENERGY CORPORATION

American Eagle Energy Corporation is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota, targeting the Bakken and Three Forks shale oil formations. The Company is based in Denver, CO. More information about American Eagle can be found at www.americaneagleenergy.com or by contacting investor relations at 303-798-5235 or ir@amzgcorp.com. Company filings with the Securities and Exchange Commission can be obtained free of charge at the SEC’s website at www.sec.gov.

SAFE HARBOR

This press release may contain forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this press release regarding the Company’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “possible,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties and important factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the amount we may invest, the location, and the scale of the drilling projects in which we intend to participate; our beliefs with respect to the potential value of drilling projects; our beliefs with regard to the impact of environmental and other regulations on our business; our beliefs with respect to the strengths of our business model; our assumptions, beliefs, and expectations with respect to future market conditions; our plans for future capital expenditures; and our capital needs, the adequacy of our capital resources, and potential sources of capital.

The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company does not assume any obligations to update any of these forward-looking statements.

CORPORATE CONTACT:

Marty Beskow, CFA

Vice President of Capital Markets and Strategy

American Eagle Energy Corporation

720-330-8378

ir@amzgcorp.com

www.americaneagleenergy.com